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                                                                     EXHIBIT 7.1



December 8, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington DC 20549

Dear Sirs/Madams:

We were previously engaged as independent certified public accountants for ShoLodge, Inc. (the "Company"). Our engagement as independent certified public accountants ceased on November 24, 1998. We have read Item 4 of the Company's Report on Form 8-K, dated December 8, 1998, and have no basis on which to agree or disagree with the statements made therein.

Yours truly,



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP